UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

August 9, 2013
Date of Report (Date of earliest event reported)
Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.
Consistent with Pitney Bowes Inc.'s (the “Company”) previously announced efforts to further streamline its business operations, reduce its cost structure and create long-term flexibility to invest in growth, it has identified certain actions that it believes will provide both process and operational improvements.

On August 9, 2013, Pitney Bowes Properties Inc., a Connecticut corporation, Elmcroft Road Realty Corporation, a Connecticut corporation, and Pitney Bowes Inc., a Delaware corporation, entered into a Purchase and Sale Agreement to sell certain plots, pieces and parcels of land, including the World Headquarters building, all located in the City of Stamford, Fairfield County, Connecticut. In connection with this transaction, the Company will record a non-cash pre-tax impairment charge of approximately $25 million in the third quarter of 2013.

ITEM 2.06 MATERIAL IMPAIRMENTS.
On August 9, 2013, Pitney Bowes Properties Inc., a Connecticut corporation, Elmcroft Road Realty Corporation, a Connecticut corporation, and Pitney Bowes Inc., a Delaware corporation, entered into a Purchase and Sale Agreement to sell certain plots, pieces and parcels of land, including the World Headquarters building, all located in the City of Stamford, Fairfield County, Connecticut. In connection with this transaction, the Company will record a non-cash pre-tax impairment charge of approximately $25 million in the third quarter of 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

August 14, 2013

/s/ Amy Corn
Amy Corn Vice President, Secretary and Chief Governance Officer